Exhibit 99.1

MEMSIC Announces First-Quarter 2013 Results

ANDOVER, Mass., May 13, 2013 – MEMSIC, Inc. (NasdaqGM: MEMS), a leading MEMS sensing solution provider, today announced financial results for the first quarter ended March 31, 2013.

●	Net sales totaled $11.4 million compared to $20.0 million in the 2012 quarter.

●	Gross margin was 36.4% compared to 37.1% in the 2012 quarter.

●	Operating expenses totaled $6.8 million compared to $6.2 million in the 2012 quarter.

●	GAAP net loss was $2.5 million, or $0.10 per diluted share, compared to net income of $1.2 million, or $0.05 per diluted share, in the 2012 quarter.

●	EBITDA was ($1.3) million compared to $2.5 million in the 2012 quarter.

MEMSIC Chairman, President and CEO Dr. Yang Zhao commented, “Our results for the quarter were within the guidance range we previously provided. During the period, we made additional progress with our strategy to capitalize on the large China mobile market. Our ongoing penetration of that market helped mitigate the impact of reduced shipments to a large mobile customer. Our sales to that customer peaked in the first quarter of 2012, affecting our quarter-over-quarter comparisons. In addition, we remain focused on using MEMSIC’s cutting-edge technology to develop high-performance products for the industrial and automotive markets”

In light of MEMSIC’s pending acquisition by IDG-Accel China Capital II, L.P. and its affiliates, announced on April 23, 22013, MEMSIC will not conduct a conference call to review its first-quarter 2013 financial results.

About Non-GAAP Financial Information

EBITDA is a measure used by management to evaluate the Company’s ongoing operations and as a general indicator of its operating cash flow (in conjunction with a cash flow statement that also includes, among other items, changes in working capital and the effect of non-cash charges). The Company defines EBITDA as net income, plus interest expense net of interest income, provision for income taxes, and depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the comparative evaluation of companies. Because not all companies use identical calculations, the Company's presentation of EBITDA and EBITDA per share may not be comparable to similarly titled measures of other companies. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management's discretionary use as it does not reflect certain cash requirements such as interest payments, tax payments and debt service requirements.

Pursuant to the requirements of Regulation G, we have provided a reconciliation of EBITDA to GAAP net income as an exhibit to this release.

About MEMSIC, Inc.

MEMSIC, Inc., headquartered in Andover, Massachusetts, provides advanced semiconductor sensors and multi-sensor system solutions based on micro-electromechanical systems (MEMS) technology and sophisticated integration technologies in both the IC level and module level. MEMSIC's unique and proprietary approach combines leading-edge sensor technologies, such as magnetic sensors and accelerometers, with mixed signal processing circuitry to produce reliable, high quality, cost-effective solutions for the mobile phone, automotive, consumer, industrial, and general aviation markets. The company’s shares are listed on the NASDAQ Stock Exchange (NASDAQ GM: MEMS).

Safe Harbor Statement

Statements included in this press release that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements for reasons identified under the heading "Risk Factors" in the Company's most recent annual report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. The forward-looking statements contained in this press release are made as of the date hereof, and the Company does not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

Source: MEMSIC, Inc.

Company Contact: Patricia Niu MEMSIC, Inc. Chief Financial Officer 978-738-0900	Investor Contact: Harriet Fried LHA (212) 838-3777 ir@memsic.com

MEMSIC, Inc.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2013	December 31, 2012

ASSETS
Current assets:
Cash and cash equivalents	$34,008,973	$27,306,202
Restricted cash	2,775,600	2,867,896
Short-term investments	25,640,124	34,640,188
Accounts receivable, net of allowance for doubtful accounts of $8,334 and $18,774, respectively, as of March 31, 2013 and December 31, 2012	4,263,601	4,821,867
Inventories	8,457,249	9,840,659
Other current assets	2,568,587	2,285,923
Total current assets	77,714,134	81,762,735
Property and equipment, net	28,944,247	29,002,825
Long-term investments	2,500,000	2,500,000
Intangible assets, net	9,559,780	9,918,305
Other assets	137,810	144,106
Total assets	$118,855,971	$123,327,971

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,748,492	$3,778,672
Accrued expenses	2,772,148	3,934,975
Advance research funding	2,775,600	2,867,896
Current portion of note payable to bank	1,000,000	1,000,000
Total current liabilities	9,296,240	11,581,543

Note payable to bank, net of current portion	16,430,000	16,430,000
Building liability	8,160,395	8,135,115
Other liabilities	72,222	86,420
Total other liabilities	24,662,617	24,651,535

Stockholders’ equity:
Common stock, $0.00001 par value; authorized, 45,000,000 shares; 24,246,886 and 24,219,685 shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively	243	242
Additional paid-in capital	103,140,260	102,813,203
Accumulated other comprehensive income	4,553,153	4,477,071
Accumulated deficit	(23,359,991)	(20,896,074)
MEMSIC, Inc. stockholders' equity	84,333,665	86,394,442
Non-controlling interest related to joint ventures	563,449	700,451
Total stockholders' equity	84,897,114	87,094,893
Total liabilities and stockholders’ equity	$118,855,971	$123,327,971

MEMSIC, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)
	Three months ended March 31,
	2013	2012

Net sales	$11,428,283	$20,017,053
Cost of goods sold	7,269,658	12,599,954
Gross profit	4,158,625	7,417,099
Operating expenses:
Research and development	1,945,372	1,703,159
Sales and marketing	1,142,066	1,432,299
General and administrative	2,943,390	2,236,071
Depreciation	326,170	438,941
Amortization	450,944	396,123
Total operating expenses	6,807,942	6,206,593
Operating (loss) income	(2,649,317)	1,210,506
Other income:
Interest and dividend income	33,035	107,774
Foreign exchange gain	80,503	(32,263)
Other, net	67,991	13,174
Total other income	181,529	88,685
Loss before income taxes	(2,467,788)	1,299,191
Provision for income taxes	30,307	68,583
Net (loss) income	(2,498,095)	1,230,608
Less: net (loss) income attributable to noncontrolling interests	(34,178)	30,104
Net (loss) income attributable to MEMSIC, Inc.	$(2,463,917)	$1,200,504

Net (loss) income per common share attributable to MEMSIC, Inc.:
Basic	$(0.10)	$0.05
Diluted	$(0.10)	$0.05

Weighted average shares outstanding used in calculating net (loss) income per common share:
Basic	24,168,301	23,846,864
Diluted	24,168,301	24,344,799

MEMSIC, Inc.

Reconciliation of Net Income (Loss) to Earnings Before Interest, Taxes

and Depreciation and Amortization (EBITDA) (Unaudited)

	Three months ended March 31,
	2013	2012

Net income (loss)	$(2,463,917)	$1,200,504
Interest (income) expense, net	(33,035)	(107,774)
Income tax expense	30,307	68,583
Depreciation and amortization	1,180,264	1,308,152
EBITDA	$(1,286,381)	$2,469,465